Exhibit 99.1

For Immediate Release

For information contact:
Jon Safran
Director, Investor Relations
(713) 209-8610
safran@cooperindustries.com

Cooper Industries Increases Q2 Earnings Per Share Guidance

HOUSTON, May 22, 2007 — Cooper Industries, Ltd. (NYSE:CBE), a global diversified manufacturer with approximately 85 percent of revenues from electrical products, today announced at the 2007 Electrical Products Group Conference that it is increasing guidance for the second quarter, raising earnings per share (diluted) to $.76 to $.78, above previous guidance of $.72 to $.76.

During his remarks, Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian noted that the increase is driven by continued strong demand in the utility and international end markets, as well as solid productivity improvements and price realization.

An audio web cast of the presentation is available in the Investor Center of the Company’s website at www.cooperindustries.com under “Management Presentations.”

About Cooper Industries

Cooper Industries, Ltd. is a global manufacturer with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

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